Exhibit 10.1

EMPLOYMENT AGREEMENT
(Michael Owens)

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 9, 2009 (the “Effective Date”) by and between Gander Mountain Company, a Minnesota corporation (the “Company”), and Michael Owens, a resident of Missouri (“Executive”).

RECITALS

A.                                   The Company engages in the business of the retail sale and distribution of hunting, fishing, camping, boating, marine and other outdoor recreational and athletic goods, clothing, equipment, and supplies.

B.                                     The Company desires to employ Executive, and Executive wishes to be employed, as Executive Vice President and Chief Operating Officer of the Company, on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.                                       Employment.  Subject to all the terms and conditions of this Agreement, Executive’s period of employment under this Agreement shall be the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”), unless the Executive’s employment terminates earlier in accordance with Section 8 hereof. Thereafter, unless earlier terminated in accordance with Section 8 hereof, the term of Executive’s employment with the Company shall be automatically extended for successive one-year periods following the expiration of the Initial Term (each, a “Renewal Term” and, together with the Initial Term, the “Term”), unless either party gives written notice to the other party at least 90 days prior to the expiration of the Initial Term or any Renewal Term that such party elects not to extend the term of Executive’s employment.

2.                                       Position and Duties; No Violations.

(a)                                  Employment with the Company.  While Executive is employed by the Company during the Term, Executive shall be employed as Executive Vice President and Chief Operating Officer of the Company, or with such other title as the Company may designate, and shall perform such duties and responsibilities as the Company shall assign to Executive from time to time.

(b)                                 Performance of Duties and Responsibilities.  Executive shall serve the Company faithfully and to the best of Executive’s ability and shall devote Executive’s full working time, attention and efforts to the business of the Company during Executive’s employment with the Company hereunder.  Executive shall report to the Company’s Chief

Executive Officer or to such other person as designated by the Company.  Executive hereby represents and confirms that Executive is under no contractual or legal commitments that would prevent Executive from fulfilling Executive’s duties and responsibilities as set forth in this Agreement.  During Executive’s employment with the Company, Executive shall not accept other employment or engage in other material business activity, except as approved in writing by the Board of Directors of the Company (the “Board”).  Executive may participate (including as a director) in charitable activities and personal investment activities to a reasonable extent so long as such activities do not interfere with the performance of Executive’s duties and responsibilities hereunder.  Executive may serve as a director of for profit business organizations only as approved by the Board.

(c)                                  No Violation of Other Agreements.  Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement, (ii) Executive’s employment with the Company, nor (iii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

3.                                       Compensation.

(a)                                  Base Salary.  While Executive is employed by the Company during the Term, the Company shall pay to Executive a base salary at the rate of Five Hundred Thousand Dollars ($500,000.00) per year, less deductions and withholdings, which base salary shall be paid in accordance with the Company’s normal payroll policies and procedures.  On or before April 1 of each year during the Term, commencing in fiscal year 2010, the Compensation Committee of the Board (the “Compensation Committee”) shall review Executive’s performance and may increase (but not reduce) Executive’s base salary in its sole discretion; provided, however, that the Compensation Committee may reduce Executive’s base salary by no more than 10% in any twelve-month period if such reduction is part of a general reduction in the base salaries of all executives of the Company and; provided further, that no such reduction shall reduce Executive’s base salary below the initial base salary set forth in the first sentence of this Section 3(a).

(b)                                 Annual Incentive Bonus.  Commencing with fiscal year 2009 and for each full fiscal year thereafter that Executive is employed by the Company during the Term, Executive shall be eligible for an annual cash incentive bonus in an amount up to 100% of the annual base salary paid to Executive for such fiscal year, based upon achievement of defined goals mutually agreed upon by Executive and the Compensation Committee and in accordance with the terms of any incentive plan of the Company in effect from time to time (the “Annual Incentive Bonus”).  The level of achievement of the objectives each year and the amount payable as Annual Incentive Bonus shall be determined in good faith by the Compensation Committee.  Any Annual Incentive Bonus earned in a fiscal year shall be paid to Executive on or before the sixtieth (60th) day following the last day of such fiscal year.

(c)                                  Equity-Based Awards; Accelerated Vesting and Period to Exercise.  From time to time, Executive shall be eligible for awards under the Amended and Restated 2004 Omnibus Stock Plan (the “Plan”), and the Compensation Committee, in its sole discretion, may grant Executive an award under the Plan in accordance with the terms and conditions of the Plan or any successor plan, as may be amended from time to time.  Upon the occurrence of a Change in Control (as defined in Section 9 hereof) while Executive is employed by the Company, the vesting of all stock options, grants of restricted stock and other equity-based awards (collectively, the “Equity Awards”) subject to time or performance based vesting then held by Executive shall be accelerated and all such Equity Awards shall become immediately fully vested upon such Change in Control.  Upon the occurrence of the termination of Executive’s employment by the Company without Cause (as defined in Section 9 hereof), the vesting of all Equity Awards subject to time based vesting then held by Executive that would otherwise vest on or before the first anniversary of the Termination Date (as defined in Section 8 hereof) shall be accelerated and such Equity Awards shall become immediately vested to such extent upon such termination without Cause.  Notwithstanding any shorter period specified in the applicable award agreement or plan, if Executive is entitled to a Severance Amount (as defined in Section 8 hereof), then all vested Equity Awards held by Executive on Executive’s Termination Date (including all Equity Awards for which vesting accelerates pursuant to this Section 3(c)) shall remain exercisable through the date that Executive receives the last payment of the Severance Amount.

(d)                                 Benefits.  While Executive is employed by the Company during the Term, Executive shall be entitled to participate in all employee benefit plans and programs of the Company to the extent that Executive meets the eligibility requirements for each individual plan or program.  The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(e)                                  Expenses.  While Executive is employed by the Company during the Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of Executive’s duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.  While Executive is employed by the Company, Executive shall be permitted to maintain his primary residence in the St. Louis Missouri metropolitan area (“St. Louis”) or the Minneapolis-St. Paul, Minnesota metropolitan area (“St. Paul”).  So long as Executive maintains his residence in St. Louis, the Company shall reimburse Executive for weekly roundtrip commercial airline transportation between St. Louis and St. Paul and shall provide Executive with housing in St. Paul at a corporate apartment leased by the Company.  In addition, the Company shall provide Executive with use of a leased or rented automobile in St. Paul reasonably acceptable to the Company and Executive.  The Company shall also reimburse Executive for any taxes associated with the benefits described in the preceding two sentences and for any additional taxes associated with the initial tax reimbursement, together in an amount such that after payment by Executive of all associated taxes, Executive retains a tax reimbursement (the “Gross Up Payment”) equal to the associated taxes.  Each such Gross Up Payment shall be made no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.

4.                                       Affiliated Entities.  As used in Sections 5, 6 and 7 of this Agreement, “Company” shall include the Company and each corporation, partnership, or other entity that is controlled by the Company, or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

5.                                       Confidential Information.  Except as required in the performance of Executive’s duties as an employee of the Company or as authorized in writing by the Board, Executive shall not, either during Executive’s employment with the Company or at any time thereafter, use, disclose or make accessible to any person any confidential information for any purpose.  “Confidential Information” means information proprietary to the Company or its customers or prospective customers and not generally known (including trade secret information) about the Company’s customers, products, services, personnel, suppliers, pricing, sales strategies, technology, computer software code, methods, processes, designs, research, development systems, techniques, finances, accounting, purchasing, and plans.  All information disclosed to Executive or to which Executive obtains access, whether originated by Executive or by others, during the period of Executive’s employment by the Company, shall be presumed to be Confidential Information if it is treated by the Company as being Confidential Information or if Executive has a reasonable basis to believe it to be Confidential Information.  Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  During Executive’s employment with the Company, Executive shall refrain from committing any acts that would materially reduce the value of such knowledge or information to the Company.  The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by law or legal process.  Notwithstanding the previous sentence, prior to disclosure of Confidential Information pursuant to clause (iii) thereof, Executive shall give the Company prompt notice of the legal requirement for disclosure so that the Company may seek an appropriate protective order and at the Company’s request and expense, Executive shall cooperate with the Company in seeking such an order.  If Executive is nonetheless compelled to disclose Confidential Information as permitted by such clause (iii), Executive shall disclose only that portion of the Confidential Information as Executive is legally compelled to disclose and, at the Company’s request and expense, shall use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information.  Executive acknowledges that the obligations imposed by this Section 5 are in addition to, and not in place of, any obligations imposed by applicable statutory or common law.

6.                                       Noncompetition Covenant.

(a)                                  Agreement Not to Compete.  During Executive’s employment with the Company and during the Restricted Period (as defined below), Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any person or entity other than the Company, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, engage in any business that is then competitive with the business of the Company, including without limitation any business that operates retail stores for the sale or distribution of hunting, fishing, camping or other outdoor recreational and athletic goods, clothing, equipment or supplies (such as Cabela’s Inc., Bass Pro Shops and Sportsman’s Warehouse).  Ownership by Executive, as a passive investment, of less than 0.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 6(a) or any other provisions of this Section 6.

(b)                                 Agreement Not to Hire.  Except as required in the performance of Executive’s duties as an employee of the Company, during Executive’s employment with the Company and during the Restricted Period, Executive shall not, directly or indirectly, hire, engage or solicit or induce or attempt to induce to cease working for the Company, any person who is then an employee of the Company or who was an employee of the Company during the six (6) month period immediately preceding Executive’s termination of employment with the Company.

(c)                                  Agreement Not to Solicit.  Except as required in the performance of Executive’s duties as an employee of the Company, during Executive’s employment with the Company and during the Restricted Period, Executive shall not, directly or indirectly, solicit, request, advise, induce or attempt to induce any vendor, supplier or other business contact of the Company to cancel, curtail, cease doing business with, or otherwise adversely change its relationship with the Company.

(d)                                 Restricted Period.  “Restricted Period” hereunder means a period of twelve consecutive months immediately following the last day of Executive’s employment with the Company.

(e)                                  Acknowledgment.  Executive hereby acknowledges that the provisions of this Section 6 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 6 by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor.  Therefore, in the event that Executive violates any provision of this Section 6, the Company shall be entitled to an injunction, in addition to all the other remedies it may have, restraining Executive from violating or continuing to violate such provision.

(f)                                    Blue Pencil Doctrine.  If the duration of, the scope of or any business activity covered by any provision of this Section 6 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable.  Executive hereby acknowledges that this Section 6 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

7.                                       Intellectual Property.

(a)                                  Disclosure and Assignment.  As of the Effective Date, Executive hereby transfers and assigns to the Company (or its designee) all right, title, and interest of Executive in and to every idea, concept, invention, and improvement (whether patented, patentable or not) conceived or reduced to practice by Executive whether solely or in collaboration with others while Executive is employed by the Company, and all copyrighted or copyrightable matter created by Executive whether solely or in collaboration with others while Executive is employed by the Company, in each case, that relates to the Company’s business (collectively, “Creations”).  Executive shall communicate promptly and disclose to the Company, in such form as the Company may request, all information, details, and data pertaining to each Creation.  Every copyrightable Creation, regardless of whether copyright protection is sought or preserved by the Company, shall be a “work made for hire” as defined in 17 U.S.C. § 101, and the Company shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to Executive or anyone claiming through Executive.

(b)                                 Trademarks.  All right, title, and interest in and to any and all trademarks, trade names, service marks, and logos adopted, used, or considered for use by the Company during Executive’s employment (whether or not developed by Executive) to identify the Company’s business or other goods or services (collectively, the “Marks”), together with the goodwill appurtenant thereto, and all other materials, ideas, or other property conceived, created, developed, adopted, or improved by Executive solely or jointly during Executive’s employment by the Company and relating to its business shall be owned exclusively by the Company.  Executive shall not have, and will not claim to have, any right, title, or interest of any kind in or to the Marks or such other property.

(c)                                  Documentation.  Executive shall execute and deliver to the Company such formal transfers and assignments and such other documents as the Company may request to permit the Company (or its designee) to file and prosecute such registration applications and other documents it deems useful to protect or enforce its rights hereunder.  Any idea, invention, copyrightable matter, or other property relating to the Company’s business and disclosed by Executive prior to the first anniversary of the effective date of Executive’s termination of employment shall be deemed to be governed by the terms of this Section 7 unless proven by Executive to have been first conceived and made after such termination date.

(d)                                 Non-Applicability.  Executive is hereby notified that this Section 7 does not apply to any invention for which no equipment, supplies, facility, Confidential Information, or other trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (1) the invention relates (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) the invention results from any work performed by Executive for the Company.

8.                                       Termination of Employment.

(a)                                  Executive’s employment with the Company shall terminate immediately upon:

(i)            The effective date of termination of Executive’s employment specified in a written notice of termination received by Executive from the Company;

(ii)           the Company’s receipt of Executive’s written resignation from the Company;

(iii)          Executive’s Disability (as defined below); or

(iv)          Executive’s death.

(b)                                 The date upon which Executive’s termination of employment with the Company occurs shall be the “Termination Date.”

9.                                       Payments upon Termination of Employment.

(a)                                  If Executive’s employment with the Company is terminated by reason of:

(i)            Executive’s abandonment of Executive’s employment or Executive’s resignation for any reason;

(ii)           termination of Executive’s employment by the Company for Cause (as defined below); or

(iii)          expiration of the Term; following notice by the Executive of non-renewal, pursuant to Section  1 above,

the Company shall pay to Executive the Executive’s then-current base salary through the Termination Date and any Annual Incentive Bonus earned but unpaid for the completed fiscal year preceding the fiscal year in which the Termination Date occurs; provided that such Annual Incentive Bonus payments shall be payable in the same manner and at the same time that Annual Incentive Bonus payments are made to current employees of the Company.

(b)                                 If Executive’s employment with the Company is involuntarily terminated by the Company for any reason other than for Cause (as defined below), including without limitation the expiration of the Term following notice by the Company of non-renewal pursuant to Section 1 above, then the Company shall, subject to Sections 9(j) and 9(k) of this Agreement and in addition to any base salary earned through the Termination Date and any Annual Incentive Bonus earned but unpaid for the completed fiscal year preceding the fiscal year in which the Termination Date occurs, pay to Executive:

(i)            an amount equal to Executive’s then-current annual base salary; and

(ii)           an amount equal to the Annual Incentive Bonus that Executive earned under Section 3(b) for the last full fiscal year of Executive’s employment with the Company.

(c)                                  If Executive’s employment with the Company terminates by reason of Executive’s death or Disability, the Company shall pay to Executive or Executive’s beneficiary or Executive’s estate, as the case may be, Executive’s then-current base salary through the Termination Date, any earned and unpaid Annual Incentive Bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs and a pro-rated portion of any Annual Incentive Bonus for the fiscal year in which the Termination Date occurs, based on the number of days during such fiscal year Executive was employed by the Company, payable in the same manner and at the same time that Annual Incentive Bonus payments are made to current employees of the Company.

(d)                                 Notwithstanding the provisions of Sections 9(a) and 9(b), if, within twelve months following the occurrence of a Change in Control (as defined below), Executive’s employment with the Company is terminated by either Executive or the Company for any reason, then the Company shall, subject to Sections 9(j) and 9(k) of this Agreement and in addition to any base salary earned through the Termination Date and any Annual Incentive Bonus earned but unpaid for the preceding fiscal year, and in lieu of any payments required by Sections 9(a) or 9(b) of this Agreement, pay to Executive:

(i)            an amount equal to Executive’s then-current annual base salary; and

(ii)           an amount equal to the Annual Incentive Bonus that Executive earned under Section 3(b) for the last full fiscal year of Executive’s employment with the Company.

In the event that Executive becomes eligible for payments under this Section 9(d), the Company shall be released from its obligation to make any payments pursuant to Sections 9(a) or 9(b) above.

(e)                                  Any amount payable to Executive pursuant to Section 9(b)(i) and 9(b)(ii) or pursuant to Section 9(d)(i) and 9(d)(ii), as applicable (the “Severance Amount”), shall be subject to deductions and withholdings for applicable taxes but shall not be subject to deductions for any other amounts received by Executive as a result of future employment or otherwise.  Fifty percent (50%) of the Severance Amount shall be paid to Executive by the Company in a lump sum on the first day of the seventh month after the Termination Date.  The remaining balance of the Severance Amount shall be paid to Executive by the Company in equal installments pursuant to the Company’s regular payroll practices and procedures (with each payment constituting a separate payment for purposes of Internal Revenue Code Section 409A), commencing on the first normal payroll date of the Company following the date of payment of the first lump sum payment and continuing for six months thereafter.

(f)                                    Cause.  “Cause” hereunder shall mean:

(i)                                     an act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive at the expense of the Company;

(ii)                                  unlawful conduct or gross misconduct that is willful and deliberate on Executive’s part and that, in either event, is materially injurious to the Company;

(iii)                               the conviction of Executive of a felony;

(iv)                              material and deliberate failure of Executive to perform Executive’s duties and responsibilities hereunder or to satisfy Executive’s obligations as an officer or employee of the Company, which failure has not been cured by Executive within 15 days after written notice thereof to Executive from the Company; or

(v)                                 material breach of any terms and conditions of this Agreement by Executive not caused by the Company, which breach has not been cured by Executive within 15 days after written notice thereof to Executive from the Company.

(g)                                 A “Change in Control” of the Company shall be deemed to occur if any of the following occur:

(i)            Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) after the date of this Agreement first acquires or becomes a “beneficial owner” (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”), provided, however, that the following shall not constitute a Change in Control pursuant to this Section 9:

(A)          any acquisition of Shares or Voting Securities of the Company directly from the Company;

(B)           any acquisition or beneficial ownership by the Company or a subsidiary;

(C)           any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries;

(D)          any acquisition or beneficial ownership by any corporation with respect to which, immediately following such acquisition, more than 50% of both the combined voting power of the Company’s then outstanding Voting Securities and the Shares of the Company is then beneficially owned by all or substantially all of the persons who beneficially owned Voting Securities and Shares of the Company immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting Securities and Shares, as the case may be, immediately prior to such acquisition;

(ii)           A majority of the members of the Board of Directors of the Company shall not be Continuing Directors.  “Continuing Directors” shall mean:  (A) individuals who, on the date hereof, are directors of the Company, (B) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of the Company, (C) individuals elected as directors of the Company subsequent to the date hereof pursuant to a nomination or board representation right of preferred stockholders of the Company or (D) any individual elected or appointed by the Board of Directors of the Company to fill vacancies on the Board of Directors of the Company caused by death or resignation (but not by removal) or to fill newly-created directorships;

(iii)          Consummation of a reorganization, merger or consolidation of the Company or a statutory exchange of outstanding Voting Securities of the Company, unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Shares of the Company immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 50% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation that is the issuer of such securities held by the stockholders of the Company after such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and Shares of the Company, as the case may be; or

(iv)          Consummation of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 50% of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the Voting Securities and Shares of the Company immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Voting Securities and Shares of the Company, as the case may be.

(h)                                 “Disability” hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company by reason of Executive’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more during any 360-day period.  A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

(i)                                     In the event of termination of Executive’s employment, the sole obligation of the Company to make payments to Executive shall be its obligation to make the payments called for by Sections 9(a), 9(b), 9(c), or 9(d) hereof, as the case may be, and the Company shall have no other obligation to make payments to Executive or to Executive’s beneficiary or Executive’s estate, except as otherwise provided by law.

(j)                                     Notwithstanding any other provision hereof, the Company shall not be obligated to make any payments under Section 9(b) or 9(d) of this Agreement unless Executive has signed a full release of claims against the Company, in a form and scope to be prescribed by the Board in its reasonable discretion, substantially in the form of Exhibit A hereto, all applicable consideration periods and rescission periods provided by law shall have expired, and Executive is in compliance with the terms of this Agreement as of the dates of the payments.

(k)                                  Certain Reduction of Payments by the Company.

(i)                                     Notwithstanding anything contained herein to the contrary, prior to the payment of any amounts pursuant to Section 9(d) hereof, an independent national accounting firm designated by the Company (the “Accounting Firm”) shall compute whether there would be any “excess parachute payments” payable to Executive, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), taking into account the total “parachute payments,” within the meaning of Section 280G of the Code, payable to Executive by the Company or any successor thereto under this Agreement and any other plan, agreement or otherwise.  If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds to Executive, taking into account the excise tax imposed by Section 4999 of the Code, if (i) the payments hereunder were reduced, but not below zero, such that the total parachute payments payable to Executive would not exceed three (3) times the “base amount” as defined in Section 280G of the Code, less One Dollar ($1.00), or (ii) the payments hereunder were not reduced.  If reducing the payments hereunder would result in a greater after-tax amount to Executive, such lesser amount shall be paid to Executive.  If not reducing the payments hereunder would result in a greater after-tax amount to Executive, such payments shall not be reduced.  The determination by the Accounting Firm shall be binding upon the Company and Executive subject to the application of Section 9(k)(ii) hereof.

(ii)                                  As a result of uncertainty in the application of Sections 280G of the Code, it is possible that excess parachute payments will be paid when such payment would result in a lesser after-tax amount to Executive; this is not the intent hereof.  In such cases, the payment of any excess parachute payments will be void ab initio as regards any such excess.  Any excess will be treated as an overpayment by the Company to Executive.  Executive will return the overpayment to the Company, within fifteen (15) business days of any determination by the Accounting Firm that excess parachute payments have been paid when not so intended, with interest at an annual rate equal to the rate provided in Section 1274(d) of the Code (or 120% of such rate if the Accounting Firm determines that such rate is necessary to avoid an excise tax under Section 4999 of the Code) from the date Executive received the excess until it is repaid to the Company.

(iii)                               All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs, and expenses as they become due.  In performing the computations required hereunder, the Accounting Firm shall assume that taxes will be paid for state and federal purposes at the highest possible marginal tax rates which could be applicable to Executive in the year of receipt of the payments, unless Executive agrees otherwise.

10.                                 Return Of Property.  Upon termination of Executive’s employment with the Company, Executive shall deliver promptly to the Company all records, files, manuals, books, forms, documents, letters, memoranda, data, customer lists, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, and copies thereof, that are the property of the Company, or that relate in any way to the business, products, services, personnel, customers, prospective customers, suppliers, practices, or techniques of the Company, and all other property of the Company (such as, for example, computers, cellular telephones, pagers, credit cards, and keys), whether or not containing Confidential Information, that are in Executive’s possession or under Executive’s control.

11.                                 Remedies.  Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by Executive of the provisions of Sections 5, 6, and 7 hereof.  Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

12.                                 Taxes.  This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended (“Code”), including current and future guidance and regulations interpreting such provisions.  If Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then any payment under this Agreement that is treated as deferred compensation under Section 409A of the Code shall be delayed until the date which is six months after the date of “separation from service” under the Code (without interest or earnings).

13.                                 Miscellaneous.

(a)                                  Governing Law.  This Agreement shall be governed by, subject to, and construed in accordance with the laws of the State of Minnesota without regard to conflict of law principles.  Any action relating to this Agreement shall only be brought in a court of competent jurisdiction in the State of Minnesota, and the parties consent to the jurisdiction, venue and convenience of such courts.

(b)                                 Jurisdiction and Law.  Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement.  Any action involving claims of a breach of this Agreement shall be brought in such courts.  Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or forum non conveniens.  Venue, for the purpose of all such suits, shall be in Hennepin County, State of Minnesota.

(c)                                  Entire Agreement.  This Agreement contains the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(d)                                 Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(e)                                  No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(f)                                    Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement (i) to any entity with which the Company may merge or consolidate, or (ii) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets; provided that such assignee is a successor in interest to the Company’s business and assumes all obligations of the Company under this Agreement.  After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 13.

(g)                                 Counterparts.  This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(h)                                 Severability.  Subject to Section 6(f) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.  The parties agree to negotiate in good faith to replace any provision deleted as a result of this Section 13(h) with a valid and enforceable provision intended to have a substantially similar economic effect.

(i)                                     Survival.  The terms and conditions set forth in Sections 4, 5, 6, 7, 8, 10, 11, 12 and 13 of this Agreement, and any other provision that continues by its terms, shall survive expiration of the Term or termination of Executive’s employment for any reason.

(j)                                     Captions and Headings.  The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

* * * * *

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

GANDER MOUNTAIN COMPANY

180 East Fifth Street
Suite 1300
St. Paul, MN 55101

By	/s/ Richard C. Dell
Name	Richard C. Dell
Its	Chairman of Compensation Committee

/s/ Michael Owens
MICHAEL OWENS

[signature page to Employment Agreement]

EXHIBIT A –

FORM OF RELEASE

AGREEMENT AND RELEASE

by Michael Owens

I.              Definitions.  I intend all words used in this Agreement and Release (the “Release”) to have their plain meanings in ordinary English.  Specific terms that I use in this Release have the following meanings:

A.                                   I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.                                     Gander Mountain means Gander Mountain Company and any company or other entity related to Gander Mountain Company in the past or present, including without limitation, its predecessors, parents, subsidiaries, affiliates and divisions, and any successors of Gander Mountain Company.

C.                                     Company means Gander Mountain and its past and present directors, officers, committees, employees, agents, advisers, shareholders and control persons or entities, the respective past and present fiduciaries of any employee benefit or other plan sponsored or maintained by Gander Mountain, and any other person who acted on behalf of Gander Mountain or on instructions from Gander Mountain.

D.                                    Agreement means the Employment Agreement between me and Gander Mountain that I entered into at the inception of my employment with Gander Mountain, dated                    [, as amended on                     ].

E.                                      My Claims mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:

1.                                       all claims arising out of or relating to my employment with Gander Mountain or the termination of that employment;

2.                                       all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.                                       all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act (“ADA”), 42 U.S.C. Section1981, the Family and Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Fair Credit Reporting Act, the National Labor Relations

Act (“NLRA”), the Sarbanes-Oxley Act, and the Minnesota Human Rights Act;

4.                                       all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.                                       all claims for compensation and employee benefits of any kind, including without limitation, bonuses, commissions, deferred compensation, stock-based compensation, stock options, vacation pay, perquisites, and expense reimbursements;

6.                                       all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.                                       all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that applicable law does not allow to be waived , any claims that may arise after the date on which I sign this Release, any claims for breach of the Agreement, or any rights that I may have to indemnification from Gander Mountain as a current or former officer, director, or employee of Gander Mountain, including without limitation indemnification rights under applicable laws, the charter documents of Gander Mountain, or any liability policy maintained by Gander Mountain.

II.            Agreement to Release My Claims.  I will receive consideration from the Company as set forth in the Agreement if I sign and do not rescind this Release as provided below.  I understand and acknowledge that such consideration is in addition to anything of value that I would be entitled to receive from Gander Mountain if I did not sign this Release or if I rescinded this Release.  In exchange for that consideration, I give up and forever release all of My Claims.  I will not make any demands or claims against the Company for compensation or damages relating to My Claims.  The consideration that I am receiving is a fair compromise for the release of My Claims.

I understand that nothing in this Release shall be construed to prohibit me from filing a charge or a complaint with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any comparable state or local agency charged with the enforcement of any

2

employment laws, although by signing this Release I understand I am waiving any right to monetary recovery based on claims asserted in such a charge or complaint.

III.           No Admission of Responsibility.  Even though Gander Mountain will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me.  In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

IV.           Confidentiality.  I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except (i) to my spouse to the extent such disclosure will not result in disclosing the terms of the Release and/or the Agreement to members of the media or other members of the public; (ii) to my legal or financial advisors; (iii) to a governmental taxing authority in response to questions posed by such taxing authority; and (iv) as otherwise required by law.

V.            Advice to Consult with an Attorney.  I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and for the purpose of reviewing this Release.  My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

VI.           Period to Consider the Release.  I understand that I have [select 21 or 45] days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release.   I have not been asked by the Company to shorten my time period for consideration of whether to sign this Release.  The Company has not threatened to withdraw or alter the benefits due me prior to the expiration of the [21- or 45]-day period nor has the Company provided different terms to me because I have decided to sign the Release prior to the expiration of the [21- or 45]-day consideration period.  If I sign this Release before the end of the [21- or 45]-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.  I also agree that any changes made to this Release before I sign it, whether material or immaterial, will not restart the [21- or 45]-day period.

VII.         My Right to Rescind this Release.  I understand that I may rescind this Release at any time within 15 calendar days after I sign it, not counting the day upon which I sign it.  This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.  The Company will not pay the consideration under the Agreement until the rescission period has expired and the Company has no obligation to pay if I rescind.

VIII.        Procedure for Accepting or Rescinding the Release.  To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Gander Mountain by hand or by mail within the [21- or 45]-day period that I have to consider this Release.  To rescind my acceptance of this Release, I must deliver a written, signed statement that I

3

rescind my acceptance to Gander Mountain by hand or by mail within the 15-day rescission period.  All deliveries must be made to Gander Mountain at the following address:

[Name]
General Counsel
Gander Mountain Company
180 East Fifth Street; Suite 1300
Saint Paul, MN 55101

If I choose to deliver the rescission of my acceptance by mail, it must be:

(1) postmarked within the period stated above; and
(2) properly addressed to Gander Mountain at the address stated above.

IX.           Nondisparagement.  I agree that I will not criticize, make any negative comments about or otherwise disparage or put in disrepute the Company or those associated with the Company in any way, whether orally, in writing or otherwise, directly or by implication in communication with any person, including but not limited to, customers, vendors, agents or current/former employees of the Company.  However, nothing in this paragraph shall prohibit me from making statements if compelled by law or if I in good faith believe such statements are necessary to fulfill my fiduciary obligations to the Company.

Gander Mountain agrees that it will not authorize any employee of Gander Mountain to criticize, make any negative comments about or otherwise disparage or put me in disrepute in any way, whether orally, in writing, or otherwise, directly or by implication in communication with any person.  However, nothing in this paragraph shall prohibit any employee of Gander Mountain from making statements if compelled by law or if such employee in good faith believes such statements are necessary to fulfill his or her fiduciary obligations to the Company.

X.            Noncompetition.  I acknowledge that as part of and in consideration of my employment with the Company, I voluntarily signed the Agreement, which includes confidentiality, non-solicitation and non-competition covenants (herein after referred to as “Covenants”), on [Date].  The Company and I hereby re-affirm the validity and enforceability of the Covenants, including without limitation all of the terms and conditions contained in the Covenants.  I agree that the Covenants may be fully and completely enforced against me should I breach any of the terms and conditions contained in the Covenants.  I acknowledge and agree that neither the separation of my employment, nor any of the terms of this Release, shall affect the Covenants in any way, including without limitation voiding or nullifying the Covenants.  Rather, the Covenants remain separate agreements fully enforceable to the extent of the law applicable to the Covenants.  I agree that the Covenants were offered to me by the Company, accepted by me without coercion or duress and supported by adequate consideration.  I agree that I will never seek to argue of assert that the Covenants are not enforceable against me.

4

XI.           Interpretation of the Release.  This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company.  If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

XII.         My Representations.  I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims.  I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Gander Mountain.  No child support orders, garnishment orders, or other orders requiring that money owed to me by Gander Mountain be paid to any other person are now in effect, except as reflected in my personnel file as of (Date).

I have read this Release carefully.  I understand all of its terms.  In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement and the Release.  I am voluntarily and knowingly releasing My Claims against the Company.  I intend this Release to be legally binding.

XIII.        Governing Law.  I understand that this Release will be governed by, subject to, and construed in accordance with the laws of the State of Minnesota without regard to conflict of laws principles.

Dated:
Michael Owens

5